Exhibit 99.1

Quanex Building Products Announces Amended and Restated Credit Facility

HOUSTON, TEXAS, October 18, 2018 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced that it has entered into a new senior secured amended and restated credit facility (the “New Facility”) due 2023, comprising a $325 million revolver.

The New Facility replaces the Company’s existing $150 million Term Loan A and $300 million revolving credit facilities. Borrowings under the New Facility will bear a tiered interest rate based on Quanex’s consolidated leverage ratio. At the time of closing, borrowings under the New Facility totaled approximately $205 million.

Brent Korb, Senior Vice President of Finance and Chief Financial Officer, commented, “The New Facility extends the maturity date on our outstanding debt by more than two years, is less restrictive and gives us more flexibility with respect to returning capital to shareholders. In addition, the new pricing grid is more favorable by 25 basis points across all tiers and is a testament to the progress we have made toward improving our leverage profile over the past two years.”

Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the Joint Lead Arrangers and Joint Bookrunners for the New Senior Credit Facilities with Wells Fargo Bank, National Association serving as Administrative Agent.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry. Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Scott Zuehlke

VP, Investor Relations & Treasurer

713-877-5327

scott.zuehlke@quanex.com